CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Experts" and to the use of our reports dated October 9, 2000 and February 1, 2002, with respect to ATEL Capital Equipment Fund IX, LLC, dated September 15, 2000 (except Notes 1 and 4, as to which the date is December 27, 2001), as restated, with respect to ATEL Financial Corporation and subsidiary, and dated September 13, 2002, with respect to ATEL Financial Services LLC and subsidiary in Post-Effective Amendment No. 9 to the Registration Statement (Form S-1 No. 333-47196) and the Prospectus and related Supplement dated August 31, 2002 of ATEL Capital Equipment Fund IX, LLC for the registration of 15,000,000 limited liability company units.

                                                      /s/ Ernst & Young LLP

San Francisco, California
September 26, 2002